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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                         (Amendment No. ______________)*


                                 Novadigm, Inc.
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                                (NAME OF ISSUER)


                                  Common Stock
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                         (TITLE OF CLASS OF SECURITIES)


                                   669937 10 4
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                                 (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G PREVIOUSLY FILED ON FEBRUARY 17, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.
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CUSIP No. 669937 10 4                                         Page 2 of 5 Pages

                                Page 2 of 5 Pages
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CUSIP No. 669937 10 4                       13G               Page 3 of 5 Pages

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Joseph  J. Fitzgerald
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   / /
            N/A                                                      (b)   / /
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    3       SEC USE ONLY

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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
                                5      SOLE VOTING POWER
         NUMBER OF                     1,466,667 shares (common)
           SHARES               ------------------------------------------------
        BENEFICIALLY
       OWNED BY EACH
         REPORTING
        PERSON WITH
                                6         SHARED VOTING POWER

                                          0
                                ------------------------------------------------
                                7         SOLE DISPOSITIVE POWER

                                          1,466,667 shares (common)
                                ------------------------------------------------
                                8         SHARED DISPOSITIVE POWER

                                          0
                                ------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,667 shares (common)
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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

            N/A
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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            8.4%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            In
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT
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CUSIP No. 669937 10 4                                         Page 4 of 5 Pages

ITEM 1.
         (a)      Name of Issuer:  Novadigm, Inc.
         (b)      Address of Issuer's Principal Executive Offices:

                  185 Berry Street, suite 3515
                  San Francisco, CA 94107

ITEM 2.
         (a)      Name of Person Filing:

                  Joseph J. Fitzgerald

         (b)      Address of Principal Office:

                  c/o Novadigm, Inc.
                  185 Berry Street, Suite 3515
                  San Francisco, CA 94107
                  Attn:  Wallace Ruiz, CEO

         (c)      Citizenship:

                  United States

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:

                  669937 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

         (a) / / Broker or Dealer registered under Section 15 of the Act
         (b) / / Bank as defined in section 3(a)(6) of the Act
         (c) / / Insurance Company as defined in section 3(a)(19) of the Act
         (d) / / Investment Company registered under section 8 of the Investment Company Act
         (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)
         (g) / / Parent Holding Company, in accordance with
                 Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
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CUSIP No. 669937 10 4                                         Page 5 of 5 Pages

         (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

         (b)      Percent of Class:  8.4%

         (c)      Number of shares as to which such person has:


           (i) sole power to vote or to direct the vote:              1,466,667
          (ii) shared power to vote or to direct the vote:                    0
         (iii) sole power to dispose or direct the disposition of:    1,466,667
          (iv) shared power to dispose or direct the disposition of:          0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following / /.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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CUSIP No. 669937 10 4                                         Page 6 of 5 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   2-14-97
                                       ----------------------------------------
                                                   Date


                                           /S/ Joseph J. Fitzgerald
                                       ----------------------------------------
                                                   Signature


                                           Joseph J. Fitzgerald
                                       ----------------------------------------
                                                  Name/Title